EXHIBIT 3.24(a)

CERTIFICATE OF INCORPORATION

OF

TRAMMEL CROW DEVELOPMENT & INVESTMENT, INC.

(a stock corporation)

The undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. Name. The name of the corporation (the “Corporation”) is Trammell Crow Development & Investment, Inc.

2. Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. Capital Stock. The Corporation will have authority to issue 1,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”). All shares of Common Stock will have identical rights and privileges in every respect, and each holder of Common Stock will have one vote for each share held thereof on all matters to be voted on by the stockholders of the Corporation.

5. Board of Directors. The number of members of the Corporation’s Board of Directors will be fixed in accordance with the Bylaws of the Corporation. Elections of members of the Board of Directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation. The names and mailing addresses of the persons who are to serve as the initial members of the Board of Directors until the first annual meeting of stockholders or until their successors are elected and qualified are as follows:

NAME	MAILING ADDRESS
J. Christopher Kirk	2001 Ross Avenue
Suite 3400
Dallas, TX 75201

Michael S. Duffy	2001 Ross Avenue
Suite 3400
Dallas, TX 75201

6. Director Liability. To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no member of the Board of Directors of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a member of the Board of Directors of the Corporation. Any repeal or modification of this Article 6 will not adversely affect any right or protection of a member of the Board of Directors of the Corporation existing immediately prior to the repeal or modification.

7. Indemnification. Each person who is or was or had agreed to become a member of the Board of Directors or an officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generally or effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article 7. Any repeal or modification of this Article 7 will not adversely affect any right or protection existing hereunder immediately prior to the repeal or modification.

8. Amendment to Bylaws. Any amendment, alteration or repeal of the Bylaws of the Corporation, or the adoption of new Bylaws by the Corporation, will require the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote.

9. Amendment to Certificate of Incorporation. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, members of the Board of Directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

10. Incorporator. The name and mailing address of the incorporator is Rebecca M. Savino, 2001 Ross Avenue, Suite 3400, Dallas, Texas 75201.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinabove named, does hereby execute this Certificate of Incorporation this 30th day of November, 2006.

/s/ Rebecca M. Savino
Rebecca M. Savino